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                                                                   Exhibit 99.1

                                       Contact: Alaine S. Walsh
                                                Manager of Investor Relations
                                                AvalonBay Communities, Inc.
                                                703-317-4632

FOR IMMEDIATE RELEASE

                  AVALONBAY COMMUNITIES ANNOUNCES REDEMPTION OF
              8.96% SERIES G CUMULATIVE REDEEMABLE PREFERRED STOCK

ALEXANDRIA, VA (SEPTEMBER 24, 2001) - AVALONBAY COMMUNITIES, INC. (NYSE/PCX:
AVB) announced today that it will give notice on September 26, 2001 that it will redeem all outstanding shares of its 8.96% Series G Cumulative Redeemable Preferred Stock ("Series G Preferred Stock") (AVB PrG - CUSIP No. 053484606) on October 26, 2001 for redemption at a price of $25.00 per share, plus $0.4418 in accrued and unpaid dividends to the redemption date, for an aggregate redemption price of $25.4418 per share of Series G Preferred Stock. The following securities were previously exchanged for the Series G Preferred Stock and are therefore subject to this redemption: Avalon Bay Communities, Inc. Series G Cumulative Redeemable Preferred Stock (AVB PrG - CUSIP No. 053373809) and Avalon Properties, Inc. 8.96% Series B Cumulative Redeemable Preferred Stock (AVN PrB -CUSIP No. 053469300).

From the redemption date forward, dividends on the Series G Preferred Stock will no longer accrue, and holders of the Series G Preferred Stock will have no rights other than the right to receive the redemption price of $25.4418, without interest, upon surrender of certificates representing the Series G Preferred Stock. Payment of the redemption price will be made only upon presentation and surrender of certificates representing the Series G Preferred Stock to First Union National Bank, the transfer agent for the Series G Preferred Stock, during its usual business hours at the addresses specified in the Notice of Redemption.

The Notice of Redemption and related materials will be mailed to holders of record of the Series G Preferred Stock on or about September 26, 2001. Questions relating to the Notice of Redemption and related materials should be directed to, First Union National Bank, the redemption agent, at 1-800-829-8432 or to AvalonBay Communities, Inc. Investor Relations at (703) 317-4632.

ABOUT AVALONBAY COMMUNITIES, INC.

AvalonBay Communities, Inc., headquartered in Alexandria, Virginia, currently owns or holds an ownership interest in 139 apartment communities containing 41,021 apartment homes in twelve states and the District of Columbia, of which thirteen communities are under construction and three are under reconstruction. AvalonBay is in the business of developing, redeveloping, acquiring and managing luxury apartment communities in high barrier-to-entry markets of the United States. More information on AvalonBay may be found on AvalonBay's Web Site at http://www.avalonbay.com.

       COPYRIGHT (C) 2001 AVALONBAY COMMUNITIES, INC. ALL RIGHTS RESERVED